Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ORNG - Q1 2005 ORANGE 21 INC Earnings Conference Call

Event Date/Time: May. 16. 2005 / 4:45PM ET

Event Duration: N/A

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Allyson Pooley

Integrated Corporate Relations Incorporated (ICR) - Vice President & Investors Contact for Orange 21

Barry Buchholtz

Orange 21 Incorporated - Director & Chief Executive Officer

Michael Brower

Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Rusty Hoss

Roth Capital Partners - Analyst

Randy Scherago

First Albany Capital - Analyst

Melissa Adel

DE Investments - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to this Orange 21 Incorporated First Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time. As a reminder, today’s conference is being recorded.

And now, I would like to turn the conference over to Allyson Pooley of ICR. Please go ahead.

Allyson Pooley  - Integrated Corporate Relations Incorporated (ICR) - Vice President & Investors Contact for Orange 21

Thank you, and good afternoon everyone. Welcome to Orange 21 conference call to discuss the first-quarter 2005 results. On the call, today, from the Company are Barry Buchholtz, Chief Executive Officer, and Michael Brower, our Chief Financial Officer.

By now, everyone should have access to the press release, which went out today 1 o’clock, Pacific Time. If you did not receive your release, it’s available on the “Investor Relations” portion of Orange 21’s website, at “www.orange21.com.”

Before we’d begin today, I’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and, therefore, undue reliance should not be placed upon them.

For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer all of you to Orange 21’s filings with the SEC, including its most “Annual Report” on Form 10-K and current reports on Form 8-K. Undue reliance should not be placed upon forward-looking statements.

And with that, I’d now like to turn the call over to Barry.

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

Thanks, Allyson, and thank you all for joining us today to discuss our first-quarter earnings release. Hopefully, by now, you have all had a chance to review our press release that went out at close of market.

Today, I will share with you some of the highlights in the quarter and update you on our growth strategies and our outlook for the remainder of 2005. I will then turn the call over to Michael Brower for a more detailed discussion of the first-quarter financial results. Afterwards, we will take your questions.

We are pleased with our first-quarter results, our first full quarter as a public company, in which our sales grew 32% to 8.5 million versus 6.4 million in the first-quarter 2004. Please note that, seasonally, our first quarter is our weakest quarter. Historically, 40% of our sales are generated in the first half of the year, while 60% is generated in the second half of the year.

As we discussed on our last conference call, our overall goals for 2005 include further product expansion with new Eyewear products and a new apparel and accessory line, geographic expansion outside of California in the US as well as international growth, and extended distribution by both adding to our sales force as well adding new doors and expanding our presence in existing retailers.

I’d like to now update you, in more detail, about each of these areas. Today, most of our products are sold under the Spy Optic brand. This brand consists of seven product categories, including fashion sunglasses, women-specific sunglasses, performance sport sunglasses, snow goggles, motocross goggles, apparel and accessories.

In March, we launched our Handcrafted Eyewear Collection, which would be produced in limited qualities and will be updated frequently to maintain freshness and interest in the product.

Initially, the Collection consists of three distinct styles, each with at least three color-choices and is being sold at prices ranging from $150 to $225. These products are targeted towards high-end optical sunglass specialty, and fashion boutique retailers.

As part of our Summer Collection, we launched an additional three sunglass styles, which began shipping in March. One of the styles, the Cooper, was our number three best-selling sunglass in April, and we believe it has good growth potential.

We have also bolstered the quality of selection of our apparel and accessories lines. In the goggle category, we are introducing 35 new snow goggles SKUs within our existing styles in Q3.

On the marketing front, Spy attended seven tradeshows in the US, Canada and Europe during the first quarter of 2005. Retailers were able to place orders on spring, summer and fall sunglasses, goggles and apparels collection. We are happy with our snow goggle and (inaudible) pre-books for the fall line.

Our apparel pre-books through May 13th were up over 350% compared to the same period last year, translating to a $1 increase of approximately $425,000. Although we intend to maintain apparel and accessories at approximately 10% of our total sales mix, we believe the increased demand is a testament to the strength of our brand and our initiatives to improve the quality and design in this category.

In June, Spy will debut a new marketing vehicle though with the use of events throughout the US and Canada. It will begin next month, on the Zumiez Couch Tour, a skateboarding music festival that crisscrosses of the country on 12 stops, from June 4th through July 8th.

During the first quarter, we also launched the E Eyewear brand, Dale Earnhardt, Jr. signature sunglass series. As we have discussed previously, we initially launched the product in February with four SKUs, which were available exclusively at NASCAR races.

Beginning in April, the products became available in approximately 30 independent motor sport and NASCAR-related doors and will shortly be available on “nascar.com” for online and catalog sales.

Further, we expect to have our first QVC airing of the product within the next 30 to 45 days, followed by at least one additional airing this year. Other distribution channels continue to be developed.

Now, turning to our geographic growth. In the US, California continues to be our largest market, and we believe our success in this key influential region is evidence of our brand strength. In the first quarter, California accounted for 47% of our domestic revenues as compared to 49% in Q1 of 2004.

As previously discussed, we believe, we can leverage the success that we’ve had in California and duplicate it throughout the US, and globally. During the first quarter, we opened 108 new dealers nationwide with 35% coming from the Eastern Region. Included in this number is our recent addition of our distribution in the Nordstroms in the Pacific Northwest Territory.

International sales, which consist of distribution in 35 countries, represented 24% of our revenue in the first quarter versus 21% in Q1 of 2004. Our largest international market continues to be Canada. It accounted for 31% of international revenue in the first quarter.

We continue to believe that the European market represents one of our most significant opportunities for growth. As you know, in late January, we made the important decision to transition to a dealer-direct sales strategy in Italy and France in the action sporting optical markets.

Despite the fact that we made this decision after the sunglass pre-book season, sales in the direct territories in Italy and France are improving. Total sales plus pre-books from the entire European market, as of May 13th, are at 80% of what we did for the full-year 2004.

The specifics of moving to a direct model require developing a sales and marketing infrastructure consisting of a sales force that includes exclusive Spy sales representatives and significantly expanding our existing dealer network.

While we continue to expand our distribution, our primary focus is expansion of sales within our existing dealer network. This expansion will be driven by gaining more real estate in existing doors, expanding brand recognition, and improving service in our existing accounts. We are doing this by adding additional exclusive sales reps, continuing to market our brand, and expanding our point-of-purchase displays in stores.

We are continuing to increase the number and size of our display units. As of April 30th, we have deployed approximately 224 Galaxy display units, which hold approximately 60 pieces, and have also deployed 84 of our new larger display units, the Supercruiser, which holds 135 pieces.

We are confident that this increased presence in real estate and retail stores will translate into increased sales, and the initial results from the deployment of these displays have been excellent.

As far as our outside sales force is concerned, we have added one additional exclusive sales rep in Q1 in the Eastern Region that covers the Carolinas and Virginia.

I would like to now provide some detail with regard to our inventory position. Over the past year, we have substantially increased the number of SKUs in all of our product categories, as we have continued to grow our business. Specifically, we have 21% more SKUs at Eyewear, 81% more SKUs in apparel and accessories, and 9% more SKUs in our motor goggle collection.

In addition, we have increased our inventory at our international distribution facility, located in Italy, to support our international growth initiatives. Also, we have already started receiving an inventory of some of our fall line and have approximately 30% on the inventory for our fall launch in stock. And these products are expected to start shipping in July.

While we expect inventory to increase further in Q2, in preparation for our largest quarter in Q3, we continue to work on programs to decrease our inventory position and improve inventory turns, such as decreasing production lead-times and improving material plans.

As reported, our gross margins decreased in Q1 2005 compared to the same period for 2004. This is primarily due to product cost increases from purchasing products in Europe. To offset the impact of increased product cost, we have instituted a sales price increase on several of our more popular sunglass models, which became effective March 15th.

Additionally, we have negotiated purchasing discounts with our primary vendor, which began in mid-February. We have also recently completed our review and selection process and chosen DHL as our third-party logistics provider for our international distribution.

We expect to launch this partnership initiative in Q4 this year and realize improved service levels and cost savings in 2006. Although, our international sales and marketing operations will remain headquartered in Italy, once the transition to DHL is complete, our distribution operations in Italy will be shutdown.

At this point, I would like to take a minute to update you on the lawsuit filed by Oakley with respect to patent and trademark issues. We have received a responded to the complaint from Oakley. Management and legal counsel continue to believe that claims made by Oakley are without merit. We will continue to attempt to settle this matter without costly litigation. In the instance that we are not able to come to an amicable settlement with Oakley, we will vigorously defend our position.

As far as the recent class-action suit filed against Orange 21, its directors and select officers, management and counsel have thoroughly reviewed these claims and continue to believe them to be without merit. As we stated on the last call, with the exception of our deductibles, we believe that majority of the legal costs associated with our defense are covered by our insurance.

And now turning to guidance. Although our first quarter results exceeded the first call consensus EPS estimate for the quarter, we continue to remain comfortable with our previously given annual guidance of revenue growth of 25 to 30%, and the current annual consensus estimate of $0.17 EPS on approximately 8 million average shares outstanding.

As previously stated, this excludes the impact of legal costs associated with the Oakley and the class-action law suits, which our legal counsel estimate could affect net income by as much as $150,000 in 2005. While we are not providing specific quarterly guidance, I would like to once again mention that, historically, approximately 40% of sales occur in the first half of the year, and approximately 60% in the second half.

Additionally, we experienced margin seasonality due to our sales mix, and finally, we see EPS seasonality due to a combination of these factors, as well as higher expenses at the beginning of the year.

With that, I’d like to turn the call over to Michael Brower to discuss our financial results. Michael?

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

Thank you, Barry and good afternoon everyone. As Barry mentioned, our first quarter has historically been our weakest due to being a lower revenue quarter for the year combined with front-end loaded sales and marketing expense.

Net sales were 8.5 million compared to 6.4 million recorded in the prior period, a 32% increase. We reported a net loss of approximately 495,000 or 6 — or a loss of $0.06 per share on approximately 8 million average diluted shares outstanding, compared to a loss of approximately 348,000 or $0.08 loss per share on 4.4 million average diluted shares outstanding for the comparable period in the prior year.

The increase in net sales was primarily a result of the introduction of several new styles coupled with expanded domestic-international distribution. US net sales increased approximately 1.4 million or 27% and represented 76% of the total sales versus 79% a year ago. International sales increased 695,000 or approximately 52% and represented 24% of sales versus 21% a year ago.

Sales in Canada represented approximately 34% of the international sales increase. Approximately 6% of the international sales increase was attributable to a weaker dollar. Sales mix in the first quarter was relatively stable from a year ago. Sunglasses represented approximately 69% of sales compared to 67% in Q1 2004; goggles approximately 24% for both periods, and 7% and 9% of sales came from apparel and accessories in Q1 2005 and 2004, respectively.

Sunglass unit shipments increased 19% with the 10% increase in average sales prices, while goggle unit shipments increased 28% on a flat average sales price. The increase in the average sales prices for sunglasses was due primarily to a weaker dollar coupled with price increases made on selected sunglass models.

Gross margins. The first quarter gross profit increased 29% to 4.1 million versus 3.2 million in the first quarter of 2004. Gross margins were 48.1% in the first quarter of 2005, down from approximately 49.3% in the comparable period last year. The decline in gross margin was primarily due to product cost increases from purchasing products in Euros and lower margin sales, including close-out.

Operating expenses. Total operating expenses increased 1.1 million to 4.6 million from 3.5 million in the first quarter 2004. As a percentage of sales, operating expenses were 54.3% in the first quarter, down from 54.7% a year ago. The primary reasons for the increase in operating expenses were as follows.

Sales and marketing expenses increased approximately 27% in the first quarter to 2.9 million from 2.3 million in 2004. As a percent of sales, sales and marketing was 34% in the first quarter 2005 versus 35% in the first quarter a year ago. The increase in sales and marketing expenses in the first quarter was primarily due to increased compensation expense, increased commissions attributable to the increased sales and increased point-of-purchase and sales display and fully compensation and other promotional products expense.

General and administrative expenses totaled 1.3 million in the quarter, an increase of 32% from approximately 1 million in 2004. As a percent of sales, G&A was basically flat at 15.3% in the first quarter 2005 compared to 15.4% in 2004.

The dollar increase in G&A in the quarter was due primarily through compensation and related payroll taxes, an increased cost of being a public company including legal and accounting fees, franchise tax fees, board fees and investor relation expenses. This was offset by a reduction in bad debt reserves and consulting expenses.

The operating loss. We reported an operating loss of approximately 522,000 in the first quarter, compared to a loss of approximately 34 — excuse me — 342,000 in the prior period. The larger loss as a percentage of sales is due primarily to lower gross margins.

For the first quarter, we reported a net loss of approximately 495,000, compared to a loss of approximately 348,000 in the prior period. We reported a net loss per share of $0.06 on approximately 8 million average diluted shares outstanding, compared to a loss of $0.08 on approximately 4.4 million average diluted shares outstanding in the first quarter of 2004.

I would now like to provide some summary comments regarding the balance sheet at March 31st, 2005. We ended the quarter with 14.2 million in cash, cash equivalents and short term investment. Accounts receivable at the end of the quarter was 6.5 million, compared to 8.2 million at December 31st, 2004. Our average DSO at March 31st, 2005 was 78 days, compared to 81 days at December 31st, 2004.

Inventory at the end of quarter was 13.5 — 13.1 million, compared to 11.8 million at the end of December of 2004. The increase is due primarily to our new product launches and sales forecast.

Inventory turns for Q1 2005 were 1.44, up slightly from 1.41 at December 31, 2004. Long-term debt amounted to approximately $260,000. Working capital increased to 31.5 million from 28.4 million at December 31st, 2004. The increase was due primarily to the sales of common stock in January of 2005 to cover over-allotments as a result of the company’s offering.

Thank you. Now, I’d like to turn the call back to the operator so we may take your questions.

QUESTION AND ANSWER

Operator

Thank you. Today’s question and answer session will be conducted electronically.

[Operator Instructions]

We’ll take our first question from Rusty Hoss from Roth Capital Partners.

Rusty Hoss  - Roth Capital Partners - Analyst

Good afternoon. A couple of questions, one on the gross margin situation, about 120 basis point deterioration, what was product cost and what was markdowns or promotions?

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

Randy, we — is that Randy?

Rusty Hoss  — Roth Capital Partners - Analyst

Russ.

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

Excuse me. We haven’t broken out that information but I think when - when you look at the fact that $100,000 is almost over 1% change or an impact I can tell you that the close out sales was a insignificant absolute dollar amount.

Rusty Hoss  - Roth Capital Partners - Analyst

Okay. So to offset those — the product cost increases, you’re going to put a price increase and have you disclosed that price increase?

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

We had sales programs that were effective March 15th for some selected existing models. It’s been our practice over the last 12 months, as we launch new product lines to adjust the sales price, to reflect the average year-all price of the time. So we are — what we are doing with the existing, the new sales program as well as the existing sales programs in practice for the last years. This, in addition to aggressive price discounts that were negotiate — we have negotiated and will continue to negotiate will offset year-old volatility.

Rusty Hoss  - Roth Capital Partners - Analyst

Okay. You said this number in your prepared remarks, I apologize for not getting it, but what was the unit growth in sunglasses in the quarter?

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

Unit growth was 19% unit growth and 10% increase in average sales price.

Rusty Hoss  - Roth Capital Partners - Analyst

Okay. That 19% unit growth is a little bit higher than we’ve seen recently, is that — is that a function of increasing the sales reps and the European expansion program.

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

I guess that’s additional exclusive reps that the larger display case is getting out there, as well as expanding the distribution both domestically, and globally.

Rusty Hoss  - Roth Capital Partners - Analyst

Okay. And one last question on the display cases, you said 224 were in place end of the quarter and on last — on the last call you had said 200. So, am I to assume that you did 24 in the month of April, or how am I going to compare that 224 with what you said on the last conference call of 200, how should I look at that?

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

That — yes, that would be — 24 additional units since the date of the — which I think at the end of March for the last call. So, there were more Supercruisers put out in the month of April than there were galaxies. When you’re saying 224 that’s just the single-wide, when you have the double-wide, which is been deployed as well.

Rusty Hoss  - Roth Capital Partners - Analyst

Yes, I’m just talking about the galaxy, which is in Europe, right?

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

There is some domestic accounts there is to be (inaudible) as well that the accounts that can’t commit their larger amount of inventory.

Rusty Hoss  - Roth Capital Partners - Analyst

Okay. Thank you.

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

Thank you.

Operator

Thank you. And we’ll now hear from Randy Scherago, First Albany Capital.

Randy Scherago  - First Albany Capital - Analyst

Hi guys. A couple of quick questions. Tax rate assumption for this year, the scope of the litigation expense is 150,000 this year, do you think it’s going to continue on into ‘06? The distribution plans, you added 108 dealers in the first quarter, are there plans for additional dealers in the second half internationally and also domestically and then, your expectations for QVC?

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

Randy, I think, consistent with Barry’s comments about our cousel estimating the net income impact to be 150,000, we’re assuming an effective 40% tax rate on that. I think if you review our Q, we are estimating in 2005 legal costs could range as high as 250,000.

Randy Scherago  — First Albany Capital - Analyst

Okay.

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

And as far as number of accounts, we did 180 new doors so far. Our target this year that we had discussed in the past was 8 to 10% in new doors. And again, most of our growth comes from expansion within existing doors from improved service, larger displays etcetera.

Now, the last question, expectations with QVC. We’re not really (inaudible) specific expectations as far as numbers are concerned. This is one of the target accounts that we had hoped to build to launch our products with. So, obviously, we are happy that we are going to able to get this product on the air and think that we should be able to do some sales with it.

Randy Scherago  - First Albany Capital - Analyst

Okay. Thanks

Operator

Thank you. [Operator Instructions] We’ll now hear from Melissa Adel (ph), DE Investments (ph).

Melissa Adel  - DE Investments - Analyst

Hi guys. I just want to ask a couple of questions about the split between the US sales and international sales. Would you be able to give me the breakdown there?

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

The US sales for the first quarter of 2005 was 76% and international sales were 24%. For the prior quarter it was 79 and 21.

Melissa Adel  - DE Investments - Analyst

Thank you. And also would you be able to give me a little bit more color on the international increase, what was actually driving that? It sounds like it was probably sunglasses, but was there anything else in there?

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

You know a lot of the increases are coming from — just putting a lot more effort into the international business, getting more displays out into the stores, hiring new reps, obviously, we have to move to go to direct in Italy and France. So, there is a lot of factors that are starting to drive the growth in the international front.

Melissa Adel  - DE Investments - Analyst

Would you be able to give me the operating profit split, the difference between the US versus international?

Michael Brower  - Orange 21 Incorporated - Secretary, Treasurer & Chief Financial Officer

We have not disclosed that information before and we have no plans to disclose it today.

Melissa Adel  - DE Investments - Analyst

Okay. Those were my only questions. Thanks.

Barry Buchholtz  - Orange 21 Incorporated - Director & Chief Executive Officer

Thanks.

Operator

And it appears there are no further questions at this time. I would like to take the opportunity to thank everyone for today’s presentation and make it a great day. This does conclude today’s conference call.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.